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Exhibit 8.1

[KIRKLAND & ELLIS LLP LETTERHEAD]

June 13, 2005

Boise Cascade, L.L.C.,
Boise Cascade Finance Corporation
and the Guarantors set forth below
1111 West Jefferson Street
Boise, Idaho 83702

    Re:
    Registration Statement on Form S-4

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to Boise Cascade, L.L.C., a Delaware limited liability company and Boise Cascade Finance Corporation, a Delaware corporation (the "Co-issuers"), Boise Cascade Company, a Delaware corporation, Boise Land & Timber Holdings Corp., a Delaware corporation, Boise Land & Timber Corp., a Delaware corporation, Boise White Paper, L.L.C., a Delaware limited liability company, Boise Packaging & Newsprint, L.L.C., a Delaware limited liability company, Boise Building Solutions Manufacturing, L.L.C., a Delaware limited liability company, Boise Building Solutions Distribution, L.L.C., a Delaware limited liability company, Boise Building Solutions Manufacturing Holdings Corp., a Delaware corporation, BC Chile Investment Corporation, a Delaware corporation, BC Brazil Investment Corporation, a Delaware corporation, Boise White Paper Holdings Corp., a Delaware corporation, Minnesota, Dakota & Western Railway Company, a Minnesota corporation, International Falls Power Company, a Delaware corporation, BC China Corporation, a Delaware corporation, Boise Cascade Transportation Holdings Corp., a Delaware corporation, BCT, Inc., a Delaware corporation and Boise Cascade Aviation, L.L.C., a Delaware limited liability company, collectively referred to in this opinion letter as the "Guarantors" and, together with the Co-issuers, as the "Registrants." This opinion letter is being delivered in connection with the proposed registration by the Issuer of (i) $250,000,000 in aggregate principal amount of the Co-issuers Senior Floating Rate Notes due 2012, Series B and (ii) $400,000,000 in aggregate principal amount of the Co-issuers 7 1/8% Senior Subordinated Notes due 2014, Series B (the "Exchange Notes") and the guarantees of such notes by the Guarantors (the "Exchange Guarantees") pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on or about June 13, 2005, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement") The obligations of the Co-issuers under the Exchange Notes will be guaranteed by the Guarantors.

        You have requested our opinion as to certain United States federal income tax consequences of participating in the exchange offer for Exchange Notes described in the Registration Statement. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption "Certain U.S. Federal Income Tax Considerations—The exchange offers."

        The opinion set forth therein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.

        Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in the Registration Statement will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any Federal income tax matter other than those discussed in the Registration Statement under the caption "Certain U.S. Federal Income Tax Considerations."

        We hereby consent to the filing of this opinion with the commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                      Sincerely,

                      /s/ Kirkland & Ellis LLP

                      Kirkland & Ellis LLP

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  Exhibit 8.1